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                                                                       EXHIBIT 4



                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT
                         ------------------------------


         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                                    OAKWOOD HOMES CORPORATION



                                     By:      s/  C. Michael Kilbourne
                                              ------------------------
                                              C. Michael Kilbourne
                                              Executive Vice President




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